EXHIBIT 6.1


November 12, 1999


Mr. Randal J. Kirk
Chairman
Clinical Chemistry Holdings, Inc.
7335 Lee Highway
Radford, VA  24141


Dear Mr. Kirk:

This letter shall represent our legally binding agreement as follows:

1. Effective November 12, 1999 (the "Effective Date"), Albert Investment Strategies, Inc. ("Albert") shall transfer to Clinical Chemistry Holdings, Inc. ("CCH"), all of the Common Stock of Novitron International, Inc. ("Novitron") that is held by Albert and various accounts over which Albert has dispositive power ("Shares"), which Shares total approximately 246,326. Such transfer shall be effected as follows:

                  (a) Albert shall place an all or none limit sell order for the Shares at $3.00 per Share; and

                  (b) CCH shall place an all or none limit buy order at $3.00 per share for the number of shares of Common Stock of Novitron equal to the Shares.

"Closing" shall have occurred upon the completion of such transfer in the manner described above in this paragraph. Upon Closing, paragraphs two, four, and five of this letter shall be effective as of the Effective Date.

2. Both CCH and Randal Kirk, in his individual capacity, jointly and severally agree that if there is a Realization Event (as defined herein) within a period of two (2) years from the Effective Date, that they shall cause to be paid to Albert, within ten (10) days of the Realization Event, an amount equal to the product of the number of Shares transferred under this Agreement and the difference between (i) the per share price in connection with the Realization Event if such per share price is greater than $3.00 and (ii) $3.00 per share. The term "Realization Event" shall meant the acquisition of additional shares of Common Stock of Novitron by CCH, Randal J. Kirk, or any entity affiliated with CCH or Randal J Kirk (collectively, "CCH Group") during such two (2) year period sufficient to give the CCH Group control over fifty-one percent (51%) of the then outstanding voting securities of Novitron pursuant to (i) a tender offer,

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(ii) an exchange offer, (iii) one or more private purchases of additional shares during such two-year period from one or more shareholders by the CCH Group, or
(iv) a merger or combination of Novitron with the CCH Group. In the event that any portion of the consideration paid or received in connection with a Realization Event shall not be entirely in cash, such non-cash portion shall be valued at its market price on the date of the Realization Event or on such other reasonable basis as the parties shall agree for purposes of determining the per Share price in connection with the Realization Event. CCH and Kirby hereby agree to furnish prompt written notice to Albert upon the occurrence of a Realization Event.

3. This agreement has been duly authorized by each of the parties and constitutes a valid and binding agreement. This Agreement shall be construed under the laws of the State of Florida and the parties consent to jurisdiction in the Federal and state courts of the State of Florida. This Agreement may be executed in several counterparts, each of which shall constitute an original, but all counterparts shall constitute but one and the same Agreement. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, executors, administrators, legal representatives, successors and permitted assigns. This Agreement may be executed by facsimile signature.

4. Albert agrees that neither Albert nor any of its affiliates will purchase, beneficially own or control any shares of Common Stock of Novitron or otherwise trade in, or with respect to, the Common Stock of Novitron for a period of two
(2) years from the Effective Date.

5. Albert hereby represents and warrants to CCH that (i) Albert is not an "affiliate" of Novitron as defined in Rule 144 under the Securities Act of 1933, as amended ("Rule 144"), (ii) the Shares are not "restricted securities" as defined in Rule 144, and (iii) upon payment for the Shares. CCH will acquire good and valid title to the Shares, free and clear of all liens, claims, and encumbrances.

         If you are in agreement with the above, please execute this Agreement and return a signed copy to the undersigned at the address indicated above.

                       ALBERT INVESTMENT STRATEGIES, INC.


                                   By:      /s/ Ira Albert
                                        -------------------------------
                                            Ira Albert, President


                        CLINICAL CHEMISTRY HOLDINGS, INC.


                                   By:      /s/ Randal J. Kirk
                                        -------------------------------
                                            Randal J. Kirk, Chairman


                                            /s/ Randal J. Kirk
                                         ----------------------------------
                                            Randal J. Kirk, Individually

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